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                                                               EXHIBIT 11.1

                  HORIZON OFFSHORE, INC. AND SUBSIDIARIES

               STATEMENT REGARDING COMPUTATION OF NET INCOME

                             (LOSS) PER SHARE

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

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
                                                     INCEPTION
                                                (DECEMBER 20, 1995)  YEAR ENDED
                                                      THROUGH       DECEMBER 31,
                                                 DECEMBER 31, 1996      1997
                                                ------------------- ------------
NET INCOME (LOSS).............................      $    (9,580)    $     2,426
                                                    ===========     ===========
Weighted average shares outstanding...........       11,000,000      11,256,373
Dilutive effect of shares issued within twelve
 months preceding offering date...............          253,486         232,362
Dilutive effect of shares issued pursuant to
 warrant exercised during 1997................        2,749,038       2,519,952
                                                    -----------     -----------
SHARES USED IN COMPUTING NET INCOME (LOSS) PER
 SHARE........................................       14,002,524      14,008,687
                                                    ===========     ===========
NET INCOME (LOSS) PER SHARE...................      $     (0.68)    $       .17
                                                    ===========     ===========
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